Exhibit 99.1

NEWS RELEASE

Contacts: Bob Halliday
Executive Vice President and
Chief Financial Officer
978.282.7597
or
Mary Wright
Director, Investor Relations
978.282.5859
or
Tom Baker
Vice President, Finance
978.282.2301

Varian Semiconductor Equipment Associates Reports

Fiscal 2009 First Quarter Results

GLOUCESTER, MA, January 29, 2009 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (NASDAQ: VSEA) today announced results for its fiscal 2009 first quarter ended January 2, 2009.

Revenue for the first quarter of fiscal 2009 totaled $107.4 million, compared to revenue of $254.1 million for the same period a year ago. Varian Semiconductor recorded a net loss of $13.6 million, or $0.19 per diluted share during the first quarter of fiscal 2009, compared to net income of $43.7 million, or $0.57 per diluted share for the same period a year ago.

Gary Dickerson, Varian Semiconductor’s chief executive officer, said, “The rate of deterioration in the semiconductor capital equipment industry has been unprecedented. We have implemented significant cost reductions across the company to make sure that we continue to remain in a strong financial position regardless of the length of this downturn. We also continue to invest in product and applications development initiatives to drive future growth and margin expansion, and continue to be optimistic that our product and technology roadmaps will give us leverage in the recovery.”

Bob Halliday, chief financial officer, provided forward guidance for the second quarter of fiscal year 2009 by stating, “Second quarter revenue should be between $60 and $70 million. We expect to lose between approximately $21 and $25 million before taxes in the second quarter. That loss includes a restructuring charge of approximately $2 million. We expect to reduce second quarter operating expenses by approximately $10 million from the first quarter, including a $4.2 million reduction in restructuring expense.”

VSEA Announces FY 2009 Q1 Results	Page 2	January 29, 2009

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for second quarter fiscal 2009 revenue and earnings per share, market share, expected product plans, financial performance, market conditions, Varian Semiconductor’s positioning new products and applications for ion implant, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K for the year ended October 3, 2008 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2009 Q1 Results	Page 3	January 29, 2009

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended
	January 2, 2009	December 28, 2007
Revenue
Product	$92,028	$235,510
Service	15,365	18,529
Royalty	48	17

Total revenue	107,441	254,056
Cost of revenue	67,538	131,852

Gross profit	39,903	122,204

Operating expenses
Research and development	22,080	28,743
Marketing, general and administrative	26,760	32,563
Restructuring	6,249	—

Total operating expenses	55,089	61,306

Operating (loss) income	(15,186)	60,898
Interest income, net	1,715	2,707
Other (expense) income, net	(82)	49

Income (loss) before income taxes	(13,553)	63,654
Provision for income taxes	5	19,987

Net (loss) income	$(13,558)	$43,667

Weighted average shares outstanding – basic	71,896	74,930
Weighted average shares outstanding – diluted	71,896	76,608
Net (loss) income per share – basic	$(0.19)	$0.58
Net (loss) income per share – diluted	$(0.19)	$0.57

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VSEA Announces FY 2009 Q1 Results	Page 4	January 29, 2009

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 2, 2009	October 3, 2008
ASSETS
Current assets
Cash and cash equivalents	$170,023	$139,679
Short-term investments	53,642	68,996
Accounts receivable, net	123,068	128,904
Inventories	144,571	165,201
Deferred income taxes	22,348	21,902
Other current assets	23,321	24,447

Total current assets	536,973	549,129
Long-term investments	60,231	69,491
Property, plant and equipment, net	64,482	66,636
Other assets	14,836	14,889

Total assets	$676,522	$700,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$571	$558
Accounts payable	21,839	29,072
Accrued expenses	37,028	45,485
Product warranty	6,289	7,661
Deferred revenue	31,138	32,285

Total current liabilities	96,865	115,061
Long-term accrued expenses and other liabilities	63,774	63,627
Deferred income taxes	3,951	3,951
Long-term debt	2,054	2,203

Total liabilities	166,644	184,842

Stockholders’ equity
Common stock	938	935
Capital in excess of par value	589,370	581,492
Less: Cost of treasury stock	(714,877)	(714,877)
Retained earnings	636,372	649,930
Accumulated other comprehensive loss	(1,925)	(2,177)

Total stockholders’ equity	509,878	515,303

Total liabilities and stockholders’ equity	$676,522	$700,145

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